Exhibit 99.1

May 1, 2006


FOR IMMEDIATE RELEASE:

CONTACT:
  Thomas J. Noe, Treasurer
  Peoples Community Bancorp, Inc.
  (513) 870-3530
  Electronic Mail: TNOE@PCBIONLINE.COM


Peoples Community Bancorp, Inc. Reports Net Earnings For The Three and Six Month Periods Ended March 31, 2006


West Chester, OHIO - Peoples Community Bancorp, Inc. (Nasdaq: PCBI) (the "Company"), the holding company for Peoples Community Bank, announced net earnings for the three months ended March 31, 2006 of $1.2 million, or $.26 diluted earnings per share compared to $594,000, or $.15 diluted earnings per share, for the three months ended March 31, 2005. For the six months ended March 31, 2006, the Company reported net earnings of $1.2 million, or $.28 diluted earnings per share compared to $1.5 million, or $.39 diluted earnings per share for the same period in 2005.

Net earnings for the three-month period ended March 31, 2006 increased by $559,000, or 94.1%, compared to the same period in 2005. The increase was primarily due to a $2.2 million, or 41.0%, increase in net interest income and a $245,000, or 72.7%, increase in other income, partially offset by an increase of $1.3 million, or 35.0%, in general, administrative and other expense, an increase in provision for losses on loans of $300,000, or 33.3%, and a $215,000, or 72.4%
increase in provision for federal income taxes.

Net earnings for the six-month period ended March 31, 2006 decreased $287,000, or 18.8%, compared to the same period in 2005. The decrease in diluted earnings per share was also due to the increase in average shares outstanding, as a result of a private stock offering completed in August, 2005. A decrease of $1.5 million in other income, a $2.0 million, or 25.7%, increase in general, administrative and other expense, and a $300,000, or 16.7%, increase in provision for losses on loans, were partially offset by a $3.2 million, or 30.3% increase in net interest income and a $301,000, or 38.6% decrease in provision for federal income taxes for the six-month period ending March 31, 2006 compared to the same period in 2005.

The increase in net interest income during both fiscal 2006 periods was due to increases in both the average balance of interest-earning assets and the weighted average yield on these assets. The decrease in other income for the six-month period was primarily due to the $1.4 million in securities losses, along with the absence of the $724,000 gain on sale of securities recorded in the six-month period ended March 31, 2005. The securities losses were incurred in connection with initiatives undertaken to better position the Bank for the current and expected interest rate environments. The increase in total general, administrative and other expense during both fiscal 2006 periods was primarily due to costs associated with the continued expansion of the Bank's infrastructure, and increased operating expenses associated with the acquisitions of American State Corporation in June 2005 and PFS Bancorp in December 2005. Since March 31, 2005, the Bank has grown from 13 offices, 144 employees, and $512.2 million in deposits to 19 offices, 192 employees, and $752.1 million in deposits as of March 31, 2006.

The provision for loan losses increased $300,000 for both the three and six-month periods ending March 31, 2006. The Company has increased its provision during the last three months due to higher levels of classified and delinquent loans. The Company has continued its efforts to aggressively pursue the collection and resolution of all delinquent loans in order to reduce its exposure to credit risk. During the six-month period ended March 31, 2006, the Bank sold approximately $5.4 million in classified and non-performing loans and recorded a $2.0 million charge to the allowance for loan loss related to such sales. At March 31, 2006, classified assets and nonperforming loans amounted to $39.6 million and $16.3 million, respectively, compared to $33.4 million and $20.7 million, respectively, at September 30, 2005. In addition, at March 31, 2006, the allowance for loan loss amounted to $14.0 million or 85.6% of total nonperforming loans and 1.6% of net loans compared to $13.7 million at September 30, 2005 or 66.3% of total nonperforming loans and 1.9% of net loans.

In light of the increasing interest rate environment, during the first quarter of fiscal 2006, the Company sold certain investment securities in order to (i) restructure a portion of its securities portfolio,
(ii) repay higher rate short-term advances and (iii) manage balance sheet growth. To implement this restructuring, the Company sold $108.9 million of investment securities, of which $108.4 million consisted of adjustable-rate mortgage-backed securities with a weighted average interest yield of 3.16%. The Company used a significant portion of such proceeds to repay $100.0 million of short-term advances with a weighted average rate of 4.27%. This restructuring was also undertaken to manage the Company's growth in light of the acquisition of PFS Bancorp in December 2005. Although the restructuring adversely impacted the Company's earnings for the six-month period ended March 31, 2006, management believes such actions will continue to improve the Company's net interest margin and net interest income in future periods.

At March 31, 2006, the Company's assets totaled $1.1 billion, an increase of $52.9 million, or 5.3%, compared to total assets at September 30, 2005. The increase in assets is primarily due to the merger completed in December, 2005 with PFS Bancorp, Inc. and its subsidiary, Peoples Federal Savings Bank along with an increase of $37.2 million in loans receivable, which was substantially offset by a decrease of $141.2 million in investment securities due to repayments and the sale of securities, as mentioned above. Goodwill and other intangible assets of approximately $14.0 million were recorded in the acquisition of PFS Bancorp in Southeast Indiana, which included $122.6 million in loans receivable, $1.0 million in fixed assets, and $88.7 million in deposits.

Shareholders' equity totaled $86.6 million, or 8.2% of total assets, at March 31, 2006, a decrease of $111,000, or 0.1% compared to the September 30, 2005 level. The decrease resulted primarily from dividends paid of $1.3 million during the six-month period and a $260,000 change, net of taxes, in unrealized losses on available for sale securities, which were partially offset by net earnings of $1.2 million, the amortization effects of stock benefit plans totaling $188,000, and proceeds of $48,000 from the exercise of stock options.

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 115 year old federally chartered savings bank with 19 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn and Ohio counties in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.






                         # # # # # # # #


                      Peoples Community Bancorp, Inc.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (In thousands)


  ASSETS                                        March 31,       September 30,
                                                    2006                2005
                                              (unaudited)

Cash and cash equivalents                     $    34,041        $    17,061
Investment securities                              79,030            219,237
Loans receivable                                  864,561            704,714
Fixed assets                                       26,416             23,967
Goodwill and other intangibles                     25,264             11,771
Other assets                                       30,247             29,904
                                                ---------          ---------
  Total assets                                $ 1,059,559        $ 1,006,654
                                                =========          =========


  LIABILITIES AND SHAREHOLDERS' EQUITY


Deposits                                      $   752,087        $   612,199
Borrowings                                        213,525            301,920
Other liabilities                                   7,358              5,835
                                                ---------          ---------
  Total liabilities                               972,970            919,954

Shareholders' equity                               86,589             86,700
                                                ---------          ---------

  Total liabilities and shareholders' equity  $ 1,059,559        $ 1,006,654
                                                =========          =========


                      Peoples Community Bancorp, Inc.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                  (In thousands, except per share data)


                                               Unaudited          Unaudited
                                           Six Months Ended  Three Months Ended
                                               March 31,           March 31,
                                             2006     2005      2006     2005

Total interest income                     $ 30,356 $ 22,110  $ 15,954 $ 11,324

Total interest expense                      16,655   11,598     8,500    6,039
                                            ------   ------    ------   ------
   Net interest income before
   provision for losses on loans            13,701   10,512     7,454    5,285
Provision for losses on loans                2,100    1,800     1,200      900
                                            ------   ------    ------   ------
   Net interest income after
   provision for losses on loans            11,601    8,712     6,254    4,385
Other income                                  (181)   1,310       582      337

General, administrative and other expense    9,700    7,714     5,171    3,831
                                            ------   ------    ------   ------

   Earnings before income taxes              1,720    2,308     1,665      891

Federal income taxes                           478      779       512      297
                                            ------   ------    ------   ------

   NET EARNINGS                           $  1,242 $  1,529  $  1,153 $    594
                                            ======   ======    ======   ======
   EARNINGS PER SHARE
     Basic                                $   0.28 $   0.40  $   0.26 $   0.15
                                            ======   ======    ======   ======
     Diluted                              $   0.28 $   0.39  $   0.26 $   0.15
                                            ======   ======    ======   ======